EXHIBIT 11
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                        CALCULATION OF EARNINGS PER SHARE


                                                                    Year ended December 31,
                                                   --------------------------------------------------------
                                                      2000                   1999                   1998
                                                   ----------             ----------             ----------

CANADIAN GAAP
-------------
Net loss for the year                             $ 3,072,656            $ 9,669,951            $(8,673,172)
Weighted average number of common shares o/s
  for the year                                     35,753,783              9,564,501             22,952,233
Loss per share is net loss divided by
  weighted average # o/s                          $     (0.09)           $     (0.36)           $     (0.38)


US GAAP
-------
Net loss for the year                             $ 3,072,656            $ 9,669,951            $(8,756,755)
Weighted average number of common shares o/s
  during the year                                  35,753,783             27,093,742             22,952,233
Loss per share is net loss divided by
  weighted average # o/s                          $     (0.09)           $     (0.36)           $     (0.38)
Pro-forma loss for the year                       $ 3,072,656           $(10,524,171)           $(8,965,696)
Pro-forma loss per share is pro-forma loss
  divided by weighted average # o/s               $     (0.09)           $     (0.39)           $     (0.39)
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